Exhibit 10.14

BAR HARBOR BANKSHARES 2019 EQUITY PLAN

RESTRICTED STOCK AND

PERFORMANCE-BASED RESTRICTED STOCK UNIT

AGREEMENT

COVER SHEET

Bar Harbor Bankshares 2019 Equity Plan (collectively, the “Company”) hereby grants Restricted Stock and Performance-Based Restricted Stock Units (together, the “Incentive Awards”) relating to shares of its common stock, par value $2.00 per share (the “Stock”), to the individual named below as the Participant, subject to the terms and conditions set forth in this cover sheet and in the attachment (together, the “Agreement”) and in the Bar Harbor Bankshares 2019 Equity Plan (as amended from time to time, the “Plan”).

Grant Date:
Name of Participant:
Number of Shares of Time Restricted Stock Covered by Award:
Purchase Price per Share of Time Restricted Stock:	$
Vesting Schedule for Shares of Restricted Stock:	3 year graded (1/3 per year)
Target Number of Performance-Based Restricted Stock Units Subject to Award:
Maximum Number of Performance-Based Restricted Stock Units Subject to Award:
Performance Period for Performance-Based Restricted Stock Units:
Vesting Schedule for Shares of Performance Based Restricted Stock Units:	3 year cliff vest

By your signature below, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which has been made available to you.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

BAR HARBOR BANKSHARES 2019 EQUITY PLAN

RESTRICTED STOCK AND

PERFORMANCE-BASED RESTRICTED STOCK UNIT

AGREEMENT

Restricted Stock and Performance-Based Restricted Stock Units

This Agreement consists of an Award of shares of Restricted Stock in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement, in the Plan, and on the cover sheet (the “Restricted Stock”), and an Award of Performance-Based Restricted Stock Units, in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement, in the Plan, and on the cover sheet (the “Performance Units”).  The Restricted Stock and the Performance Units are referred to together as the “Incentive Awards.”

Number and Vesting of Restricted Stock

Your Restricted Stock (and any corresponding Dividend Equivalents (as defined below)) will vest as set forth in the Vesting Schedule on the cover sheet, subject to your continuous Service through the applicable vesting date(s), except as provided in this Agreement; provided, however, that for purposes of vesting, fractional number of shares of Restricted Stock shall be rounded down to the nearest whole number.  You cannot vest in more than the number of shares of Restricted Stock covered by this Award.  No additional shares of Restricted Stock will vest after your Separation from Service for any reason, except as provided below.

Number and Vesting of Performance Units

The Performance Units are subject to the achievement of the performance goals described in Exhibit A to this Agreement.  Following the end of the Performance Period set forth on the cover sheet, the Committee will determine the level of achievement of the performance goals and will determine the number of Performance Units (and any corresponding Dividend Equivalents (as defined below)) you will actually be entitled to receive based on such achievement, in accordance with Exhibit A (which may be equal to all or a portion, including none, of the Maximum Number of Performance-Based Restricted Stock Units set forth on the cover sheet).

The Performance Units (and any corresponding Dividend Equivalents (as defined below)) will be subject to forfeiture if your continuous Service terminates prior to vesting, except as otherwise provided in this Agreement.

Delivery of Stock Pursuant to Vested Incentive Awards

Your vested Incentive Awards (including your vested Restricted Stock and Performance Units) will not be settled in cash.  Shares of Stock underlying the vested Incentive Awards will be delivered to you (and any corresponding Dividend Equivalents (as defined below) will be paid to you in cash) by the Company as soon as practicable following the applicable vesting date, but in no event later than March 15th of the calendar year following the applicable vesting date.

Evidence of Issuance

The Company will issue your Incentive Awards in the name set forth on the cover sheet.

The issuance of the shares of Stock under the grant of Incentive Awards evidenced by this Agreement shall be evidenced through use of uncertificated electronic Shares recorded in the books of the Company (i.e. “book-entry” form).

Transferability

The Incentive Awards may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Incentive Awards be made subject to execution, attachment, or similar process, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.  If you attempt to do any of these things, you will immediately and automatically forfeit your Incentive Awards.

Vesting and Delivery upon Termination of Service - Restricted Stock

Death/Disability/Retirement.  If your continuous Service terminates prior to vesting of your Restricted Stock because of your death, or Disability or Retirement (each, as defined below), a pro-rated portion of the unvested shares underlying your Restricted Stock shall vest on the effective date of your termination based on the number of whole months that you were employed by the Company since the Grant Date divided by 36 months.  Shares underlying the Restricted Stock will be delivered on the delivery date specified under the “Delivery of Stock Pursuant to Vested Incentive Awards” heading above.

Other Separation from Service.  If you incur a Separation from Service for any reason other than those specified above, whether voluntary or involuntary and prior to a Change in Control, you will forfeit all rights to the shares of Restricted Stock (and any corresponding Dividend Equivalents (as defined below)) that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.
Vesting and Delivery upon Termination of Service - Performance Units

Death/Disability.  If your continuous Service terminates prior to the vesting of your Performance Units because of your death or Disability (as defined below), the Target Number of Performance Units will vest on a pro rata basis as of the effective date of your termination based on the number of whole months that you were employed by the Company since the Grant Date divided by 36 months.  Shares underlying the Performance Units will be delivered on the delivery date specified under the “Delivery of Stock Pursuant to Vested Incentive Awards” heading above.

Retirement.  If your continuous Service terminates prior to the vesting of your Performance Units because of your Retirement (as defined below), the Performance Units will vest on a pro rata basis based on the number of whole months that you were employed by the Company since the Grant Date divided by 36 months following the end of the Performance Period as specified under the “Number and Vesting of Performance Units” heading above.  Shares underlying the Performance Units will be delivered on the delivery date specified under the “Delivery of Stock Pursuant to Vested Incentive Awards” heading above.

Other Separation from Service.  If you incur a Separation from Service for any reason other than those specified above, whether voluntary or involuntary and prior to a Change in Control, you will forfeit all rights to the Performance Units (and any corresponding Dividend Equivalents (as defined below)) that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Definition of Disability and Retirement

For purposes of this Agreement, “Disability” means a condition entitling you to receive benefits under the long-term disability plan of the Company (or an Affiliate) in which you are eligible to participate, or, in the absence of such a plan, that you are unable to perform the essential duties of your position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than twelve (12) months. Any determination of whether Disability exists shall be made by the Committee in its sole and absolute discretion.

For purposes of this Agreement, “Retirement” means age 65 or age 60 and ten years of service, provided that you provide written notice to the Committee at least six (6)

months prior to the date of your retirement seeking confirmation, and the Committee confirms, that your retirement meets such definition.
Leaves of Absence

For purposes of this Agreement, you will not be considered to have a Separation from Service when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law.  You will be considered to have a Separation from Service when the approved leave ends unless you immediately return to work as an active employee.

The Committee determines, in its sole discretion, which leaves count for this purpose, and when a termination of Service will be considered a Separation from Service for all purposes under the Plan.

Change in Control

In the event of a Change in Control in which Awards are not assumed, converted or replaced, and subject to your continuous Service through the effective time of the Change in Control, the unvested shares underlying your Awards shall vest in accordance with Section 16 of the Plan.  Shares of Stock underlying the vested Restricted Stock will be delivered immediately prior to the effective time of the Change in Control.

In accordance with Section 16 of the Plan, to the extent your Awards are assumed, converted or replaced by the resulting entity in a Change in Control, if, within one year after the date of the Change in Control, you have a Separation from Service either by the Company other than for Cause or by you for Good Reason (each, as defined below), all restrictions with respect to your Restricted Stock shall lapse and your Restricted Stock become vested and non-forfeitable, and a number of shares of Stock underlying your Performance Units shall be deemed to have been fully earned and vested as of your Separation from Service based upon the greater of (i) an assumed achievement of all relevant performance goals at the "target" level, or (ii) the actual level of achievement of all relevant performance goals against target as of the Company's fiscal quarter end preceding the Change in Control.

For purposes of this Agreement, “Good Reason” means the occurrence of one of the following without the Participant’s consent (i) a material reduction in the Participant’s base salary other than a general reduction that affects all similarly situated executives in substantially the same proportions; (ii) a material reduction in the Participant’s target annual bonus opportunity; (iii) a material diminution in the budget over which the Participant retains authority; (iv) a relocation of the Participant’s principal place of employment by more than one hundred (100) miles; (v) the failure to obtain an agreement from any successor to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company or any of its successor would have been required to perform, except where such assumption occurs by operation of law; (vi) a material diminution or adverse change in the Participant’s authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law); or (vii) any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Participant provides services to the Company or the Company provides compensation or benefits to the Participant.

For purposes of this Agreement, “Cause” means with respect to a Participant, (i) the Participant’s conviction by a court of competent jurisdiction of a felony involving dishonesty or fraud on the part of the Participant in violation of applicable law in his/her relationship with the Company or any of its Affiliate or willful misconduct by the Participant which is materially injurious to the Company or any of its Affiliates, monetarily; (ii) any failure by the Participant substantially to perform any reasonable directions of the Board or the Participant’s supervisor (other than failure resulting from Disability or death) in relation to a matter of material importance to the Company or any of its Affiliates and that comply with applicable laws and regulations and that are consistent with Participant’s duties and responsibilities to the Company or any of its Affiliates, within thirty (30) days after delivery to the Participant by the Board or supervisor of a written demand for substantial performance, which written demand shall specifically identify the manner in which the Board or supervisor believes that the Participant has not substantially performed; or (iii) the Participant intentionally provides materially false or misleading information to, or otherwise misleads in any material respect, the Board, any committee thereof, or any supervisor of the Participant.

Withholding Taxes

You agree as a condition of these Awards that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the receipt of, vesting of, or otherwise with respect to the Incentive

Awards.  In the event that the Company determines that any federal, state, or local tax or withholding payment is required relating to the Incentive Awards, in addition to the Company’s right to withhold any compensation paid to you by the Company, you may also satisfy the withholding obligations by (i) tendering a cash payment or (ii) delivering owned and unencumbered shares of Stock to the Company.

Section 83(b) Election

Under Section 83 of the Code, the difference between the purchase price paid for the shares of Restricted Stock and their Fair Market Value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time.  For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Restricted Stock described herein.  You may elect to be taxed at the time the shares of Restricted Stock are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date.  You will have to make a tax payment to the extent the purchase price is less than the Fair Market Value of the shares on the Grant Date.  No tax payment will have to be made to the extent the purchase price is at least equal to the Fair Market Value of the shares on the Grant Date.  The form for making this election is attached as Exhibit B hereto.  Failure to make this filing within the thirty (30)-day period will result in the recognition of ordinary income by you (in the event the Fair Market Value of the shares as of the vesting date exceeds the purchase price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF.  YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Retention Rights

Neither your Incentive Awards nor this Agreement gives you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity.  The Company (and any Affiliate) reserves the right to terminate your continuous Service with or without notice and with or without cause.

Stockholder Rights

You have no rights as a stockholder with respect to the shares of Stock underlying the Incentive Awards unless and until either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books and no adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described herein or in the Plan.  Notwithstanding the foregoing, you shall have the right to vote any shares underlying Restricted Stock and to receive Dividend Equivalents (as defined below) on the shares of Stock underlying your Incentive Awards.

Dividend Equivalents

As of any date that the Company pays any cash dividend on shares of its Stock following the Grant Date, the Company shall credit your account with a dollar amount equal to the cash dividend paid on one share of Stock multiplied by the number of shares of Stock underlying your Incentive Awards (“Dividend Equivalents”).  Any Dividend Equivalents credited pursuant to the foregoing provisions shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Incentive Awards to which they relate, and no Dividend Equivalents will vest or be paid unless and until the corresponding Incentive Award vests and is settled; provided, however, that the amount of the Dividend Equivalents shall be paid in cash.

Adjustments

In the event of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or a similar change in the Stock, the number of shares covered by the Incentive Awards will be adjusted by the Committee (and rounded down to the nearest whole number) in accordance with the terms of the Plan.  The Committee’s determinations with respect to any such adjustments will be final, binding, and conclusive.

Corporate Activity

Your Incentive Awards shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 14 of the Plan.

Forfeiture of Rights

If you should take actions in violation or breach of, or in conflict with, any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, any confidentiality obligation with respect to the Company or any Affiliate, otherwise in competition with the Company or any

Affiliate, any material Company or Affiliate policy or procedure, any other agreement, or any other obligation to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to the Incentive Awards (and any corresponding Dividend Equivalents), and the Incentive Awards shall immediately and automatically expire.

In addition, if you have been issued shares of Stock in settlement of any portion of the Incentive Awards during the two (2)-year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (i) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (ii) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Clawback

The Incentive Awards are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any Company “clawback” or recoupment policy or (ii) any law, rule, or regulation that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or law, rule, or regulation.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in settlement of the Incentive Awards earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law

The laws of the State of Maine will govern all questions concerning the construction, validity, and interpretation of this Agreement, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan as it may be amended from time to time is incorporated herein by reference.  This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Incentive Awards, with the exception, if applicable, of the Company’s Stock Ownership Guidelines.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.  Any prior agreements, commitments, or negotiations concerning this grant are superseded.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Amendment	This Agreement may be amended at any time by the Board, provided that no amendment may materially impair your rights with respect to the Incentive Awards without your consent.
Data Privacy

To administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.  By accepting the Incentive Awards, you give explicit consent to the Company and its Affiliates to process any such personal data.

Consent to Electronic Delivery

By accepting the Incentive Awards, you consent to receive documents related to the Incentive Awards by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of continuous Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The Incentive Awards are intended to comply with Code Section 409A (“Section 409A”).  To the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6)-month period immediately following your separation from service (within the meaning of Section 409A) will instead be paid on the first payroll date after the six (6)-month anniversary of your separation from service (or death, if earlier).  For purposes of the Incentive Awards, a termination of continuous Service only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

Neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you or other person for such tax or penalty.

By acknowledging this Agreement with your signature, you agree to all of the terms and conditions described in this Agreement and in the Plan.

Grantee Signature	Date

BAR HARBOR BANKSHARES 2019 EQUITY PLAN

RESTRICTED STOCK AND

PERFORMANCE-BASED RESTRICTED STOCK UNIT

AGREEMENT

EXHIBIT A

VESTING OF PERFORMANCE UNITS

The Performance Units are subject to the performance-based vesting requirements set forth below.

Performance-Based Vesting Requirements:

Vesting of the Performance Units are determined based on the achievement of two equally weighted performance factors, Relative Core Return on Assets (“Relative Core ROA”) and Relative Core Return on Equity (“Relative Core ROE”) (each as defined below). The Company must meet or exceed the applicable threshold performance goal listed below for any portion of the Performance Units to be earned, and the Participant must be continuously employed by the Company until the vesting date unless otherwise provided in the Award Agreement.

The applicable number of the Performance Units that will become vested will be determined by comparing the Company’s Core ROA and Core ROE to an industry index comprised of $1.9B to $10B U.S. exchange-traded banks and thrifts, headquarters in Northeast and Mid-Atlantic excluding Puerto Rico for the Performance Period (January 1, 2022 – December 31, 2024) as set forth in Appendix B (the “Custom Industry Index”). If Custom Industry Index constituents are deregistered or acquired as of the end of the Performance Period and their GAAP financial data is not available for the entire Performance Period, they will be removed for the entire Performance Period and will not be replaced. The performance of each metric will be measured independently. Performance results falling between Threshold, Target, and Stretch will be interpolated.

The number of Performance Units earned and vested for the performance period shall be equal to the product of (a) and (b), where (a) is equal to the Target Number of Performance Units subject to Award on the cover sheet and (b) is performance factor determined based on the table below.

(Target # of Performance Units x 50% x Core ROA performance factor)

+ (Target # of Performance Units x 50% x Core ROE performance factor)

= Total # of Performance Units Earned

Performance Measure	WWt.	Below Threshold	Threshold	Target	Stretch
3-year Average Core ROA – Relative to Custom Index	50%	< 25th percentile	25th percentile	50th percentile	75th percentile and above
3 – year Average Core ROE – Relative to Custom Index	50%	< 25th percentile	25th percentile	50th percentile	75th percentile and above
Performance Factor (% of Target)		0%	50%	100%	150%

Notwithstanding anything to the contrary in this Agreement or this Exhibit A, no Performance Units will vest if threshold performance for both Core ROA and Core ROE are not attained.

Additionally, in no event may you earn more than the number of shares underlying the Maximum Award of Performance Units as set forth on the cover sheet of this Agreement.

For purposes of this Appendix: “Core Income” shall mean net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

“Core ROA” shall mean Core Income as a percent of average assets.

“Core ROE” shall mean Core Income return on average equity, excluding non-controlling interests.

Core ROA and  Core ROE will be determined after making adjustments to exclude the following: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (b) any reorganization and restructuring programs; and (c) acquisitions or divestitures and related expenses.

“Relative Core ROA” and “Relative Core ROE” shall mean the percentile performance of the Company’s based on the 3-year average Core ROA and 3-year average Core ROE of the Company relative to the 3-year average Core ROA and 3-year average Core ROE for the companies on the Custom Industry Index as determined by the Committee for the Performance Period. The percentile performance of the Company will be calculated using the “PERCENTRANK” function in MS Excel, and including the Company in the list.  The results are rounded to the nearest whole percentile. The calculation can be replicated by arranging the 3-year average Core ROA and 3-year average Core ROE from the highest and the lowest for all companies on the Custom Industry Index and the Company.  A percentile ranking is calculated for each data point, assuming the 100th percentile for the highest data point, the 0th percentile for the lowest data point, and the corresponding percentile for every data point with an equal difference in percentile ranking for each data point.

EXHIBIT B

CUSTOM INDUSTRY INDEX

•	Exchange-traded Banks and Thrifts
•	Assets $1.9B - $10B
•	Headquarters in Northeast and Mid-Atlantic, excluding PR

As of the grant date, there are 52 companies in the Custom Industry Index

Company	Ticker
First Commonwealth Financial Corporation	FCF
S&T Bancorp, Inc.	STBA
Columbia Financial, Inc.	CLBK
Brookline Bancorp, Inc.	BRKL
ConnectOne Bancorp, Inc.	CNOB
Flushing Financial Corporation	FFIC
Tompkins Financial Corporation	TMP
Amalgamated Financial Corp.	AMAL
Kearny Financial Corp.	KRNY
Univest Financial Corporation	UVSP
The Bancorp, Inc.	TBBK
Metropolitan Bank Holding Corp.	MCB
TrustCo Bank Corp NY	TRST
Peapack-Gladstone Financial Corporation	PGC
Washington Trust Bancorp, Inc.	WASH
Financial Institutions, Inc.	FISI
Republic First Bancorp, Inc.	FRBK
Northfield Bancorp, Inc. (Staten Island, NY)	NFBK
Camden National Corporation	CAC
CNB Financial Corporation	CCNE
Cambridge Bancorp	CATC
Mid Penn Bancorp, Inc.	MPB
HarborOne Bancorp, Inc.	HONE
Enterprise Bancorp, Inc.	EBTC
The First of Long Island Corporation	FLIC
Arrow Financial Corporation	AROW
Hingham Institution for Savings	HIFS
Shore Bancshares, Inc.	SHBI
Peoples Financial Services Corp.	PFIS
BCB Bancorp, Inc.	BCBP
Orrstown Financial Services, Inc.	ORRF
ACNB Corporation	ACNB

First Bank	FRBA
Western New England Bancorp, Inc.	WNEB
The First Bancorp, Inc.	FNLC
Greene County Bancorp, Inc.	GCBC
Bankwell Financial Group, Inc.	BWFG
Chemung Financial Corporation	CHMG
Fidelity D & D Bancorp, Inc.	FDBC
Codorus Valley Bancorp, Inc.	CVLY
The Community Financial Corporation	TCFC
Citizens & Northern Corporation	CZNC
Orange County Bancorp, Inc.	OBT
Evans Bancorp, Inc.	EVBN
Capital Bancorp, Inc.	CBNK
Norwood Financial Corp.	NWFL
Unity Bancorp, Inc.	UNTY
Parke Bancorp, Inc.	PKBK
PCSB Financial Corporation	PCSB
Pioneer Bancorp, Inc.	PBFS
Blue Foundry Bancorp	BLFY
Penns Woods Bancorp, Inc.	PWOD

EXHIBIT C

ELECTION UNDER SECTION 83(b) OF

THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.The name, address, and social security number of the undersigned:

Name:
Address:

Social Security No. :

2.Description of property with respect to which the election is being made:

                     shares of common stock, par value $2.00 per share, of Bar Harbor Bankshares, a Maine corporation, (the “Company”).

3.The date on which the property was transferred is                            .

4.The taxable year to which this election relates is calendar year          .

5.Nature of restrictions to which the property is subject:

The shares of common stock are subject to the provisions of a Restricted Stock Agreement between the undersigned and the Company. The shares of stock are subject to forfeiture under the terms of the Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was $ per share, for a total of $ .

7.The amount paid by the undersigned for the property was $                 .

8.A copy of this statement has been furnished to the Company.

Dated:

Taxpayer’s Signature
Taxpayer’s Printed Name

PROCEDURES FOR MAKING ELECTION

UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective:1

1.You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within 30 days after the Grant Date of your Restricted Stock.

2.At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Company.

3.You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the stock is transferred to you.

1 Whether or not to make the election is your decision and may create tax consequences for you. You are advised to consult your tax advisor if you are unsure whether or not to make the election.